October 25, 1996


Mr. Michael Sutton, Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington DC 20549

Dear Mr. Sutton:

We have read Item 4 included in the attached Form 8-K dated
October 25, 1996, of Meridian Financial Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained there in.

Very truly yours,



ARTHUR ANDERSEN LLP